EXHIBIT 99.1

NEMUS Bioscience Announces Closing of $1,200,000 Preferred Stock Financing

COSTA MESA, CA – January 10, 2017 - NEMUS Bioscience, Inc. (OTCQB: NMUS) today announced the closing of its Preferred Stock financing for gross proceeds of $1,200,000. Roth Capital Partners acted as the exclusive placement agent for the transaction.

ABOUT NEMUS BIOSCIENCE, INC.

The Company is a biopharmaceutical company, headquartered in Costa Mesa, California, focused on the discovery, development, and commercialization of cannabis-based therapeutics for significant unmet medical needs in global markets. Utilizing certain proprietary technology licensed from the University of Mississippi, NEMUS is working to develop novel ways to deliver cannabis-based drugs for specific indications, with the aim of optimizing the clinical effects of such drugs, while limiting the potential adverse events. NEMUS' strategy will explore the use of natural and synthetic compounds, alone or in combination. The Company is led by a highly qualified team of executives with decades of biopharmaceutical experience and significant background in early-stage drug development. For more information, visit www.nemusbioscience.com.

CONTACTS:
Adam Holdsworth, Investor Relations
Email: adamh@pcgadvisory.com
Phone: 646-862-4607

Janet Vasquez, Public Relations

Email: jvasquez@jvprny.com

Phone: 212-645-5498